Exhibit 99.1

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT FRPT - Q3 2015 Freshpet Inc Earnings Call EVENT DATE/TIME: NOVEMBER 11, 2015 / 10:00PM GMT

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

CORPORATE PARTICIPANTS

Katie Turner Freshpet Inc - IR

Richard Thompson Freshpet Inc - CEO

Dick Kassar Freshpet Inc - CFO

Scott Morris Freshpet Inc - COO

CONFERENCE CALL PARTICIPANTS

Jason English Goldman Sachs - Analyst

Peter Benedict Robert W. Baird & Company, Inc. - Analyst

Robert Moskow Credit Suisse - Analyst

Joe Edelstein Stephens Inc. - Analyst

Phil Terpolilli Wedbush Securities - Analyst

Jon Andersen William Blair & Company - Analyst

Mark Astrachan Stifel Nicolaus - Analyst

Scott Van Winkle Canaccord Genuity - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Freshpet third quarter 2015 earnings conference call.

(Operator Instructions)

As a reminder, this conference is being recorded. I would like to introduce your host for today's conference, Ms. Katie Turner. Ma'am, you may begin.

Katie Turner - Freshpet Inc - IR

Thank you. Good afternoon, and welcome to Freshpet's third quarter 2015 earnings conference call and webcast. On today's call are Richard Thompson, Chief Executive Officer and Dick Kassar, Chief Financial Officer. Scott Morris, Chief Operating Officer, will also be available for Q&A.

Before we begin, please remember that during the course of this call, Management may make forward-looking statements within the meanings of the Federal Securities Laws. These statements are based on Management's current expectations and beliefs and involve risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements.

Please refer to the Company's quarterly report on form 10-Q expected to be filed with the SEC and the Company's press release issued today for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today.

Finally, please note that on today's call, Management will refer to certain non-GAAP financial measures such as EBITDA and adjusted EBITDA. While the Company believes these non-GAAP financial measures provide useful information for investors, the presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

Please refer to today's press release for a reconciliation of the non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Now, I'd like to turn call over to Richard Thompson, Chief Executive Officer.

Richard Thompson - Freshpet Inc - CEO

Thank you, Katie and good afternoon, everyone. To begin, I will provide a brief overview of our third quarter financial highlights and recent business performance. Then Dick will review our financial results for the quarter in more detail and our updated outlook for 2015. Finally, Dick, Scott and I will be available to answer your questions.

It was just over one year ago that Freshpet became a public Company. This was a significant milestone for Freshpet. One that has helped better position us to achieve long-term growth as we build and scale our business. We are pleased with the progress our team has made in the past year and at the same time, there are key areas of our business where we plan to execute better in the future.

Our business is uniquely positioned with a product offering that is at the confluence of natural, fresh, healthy ingredients combined with pet parents that are highly motivated in how they treat and fee their dogs and cats. The Freshpet business has a highly loyal consumer base and has helped consistently build our business year after year since 2006.

Freshpet has brought the most significant innovation to the pet food category in more than 70 years. By bringing fresh food to pets, we are first mover and have revolutionized the pet food aisle. We are changing the way pets eat.

The third quarter sales increased approximately 36% to $30.6 million, driven by increased velocity growth per fridge. Our sales growth continued to outpace the distribution growth of Freshpet Fridges which increased 13% year-over-year to 14,670 locations. As we previously communicated, we expect that our 2015 Freshpet Fridge location growth to be closer to the low-end of our full year guidance of 15,100 to 15,600.

As we have gained more visibility, we now anticipate to end the year with approximately 15,000 Freshpet Fridges. We believe that the difference from our original guidance range to where we expect to end the year will be approximately $2.4 million in lost sales. The recent bankruptcy of two grocery retailers has also impacted our fridge count and sales by approximately 100 locations.

While we are of course disappointed that we must temper our expectations for bridge growth near-term, this does not deter our confidence in Freshpet long-term growth opportunities. Time and time again we have seen the addition of a Freshpet Fridge grow the overall pet category attract new consumers, increase shopping frequency and provide category leading retail margins. This continues to be a strong value proposition for retailers and we still believe on average and over the next several years, the approximate 2,000 fridges on an annualized basis is achievable long-term.

As those familiar with our Company know, our Freshpet Fridge allows us to control critical real estate while truly differentiating our product at the point-of-purchase. As we own and maintain them, our Freshpet Fridges are key barriers to entry. This provides us with a unique Freshpet brand ambassador in every location.

The introduction of innovative new products in a diverse portfolio are important to driving sales growth and increased velocity. Our innovation team and our developments this year have been tremendous, and we are very pleased with the consumer response to our new products.

However, production capabilities including the production throughput of our new Freshpet Shredded product has been lower than originally projected, and this limited our anticipated growth contribution and our gross profit margin was negatively impacted in the quarter by approximately 90 basis points. I am pleased to say that our throughput rates improved a bit in October and early November, and we expect continued flow-through improvements once we begin to see the efficiencies from our upcoming manufacturing plant expansion, with a target completion date of second quarter 2016.

Earlier this year we communicated our action to increase price on certain Freshpet beef products to help us better absorb the drastic increase in beef commodity cost. As a result, we have experienced some softening in demand of those products.

Those products represent approximately 20% of our business and we experienced a 15% reduction or about a $900,000 in sales for Q3, and a $1.5 million for the year-to-date periods. We have since seen this trend level off with volume currently trending flat to up.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Our Fresh Baked product test continues to progress well with our key retail partners. Today, this product is in about 5,000 retail locations across America. Please keep in mind that as we mentioned last quarter, our Freshpet Baked product currently has a lower gross margin at approximately 30%, and we expect the gross margin to gradually increase to 35% by the end of 2015. As we realize greater efficiency behind our full-scale launch of this product, we believe the gross margin contribution will improve by the end of 2016.

Dick will discuss our gross margin performance in more detail in his remarks. In addition, to support our future growth and brand awareness around our Freshpet Baked product, we invested approximately $3.5 million in incremental marketing spend, plus all operating margin earned on Baked revenues, with $2.2 million spent in Q3 and $1.4 million spent in Q4.

Increased brand awareness continues to be a key area of focus for our team. Consumer trial of Freshpet products and repeat purchase rates have increased significantly, as a result of our marketing investment over the last few years. We are very efficient at connecting with consumers through a wide range and diverse mix of marketing strategies, whether through national television advertisements, our easily recognizable, brightly lit Freshpet Fridges filled with differentiated package products, or digital, social and viral media campaigns.

We are making progress and enhancing our manufacturing and infrastructure capabilities at our Freshpet Kitchens in Bethlehem, Pennsylvania. Additionally, we are in the process of expanding our Freshpet Kitchens.

Our new infrastructure will include two additional higher capacity state-of-the-art production lines. This expansion will increase capacity to greater than $400 million per year in revenues. We have recently achieved a 98% SQF certification rating along with passing FDA inspections at the Bethlehem facility.

Our team has built a strong foundation and we are well-positioned for future growth. We are confident that our strategic plan and we are intensely focused on execution of our operational and financial objectives. Going forward, we will further improve our process, drive greater leverage across our business model and in turn, enhance long-term shareholder value.

With that overview, I will now turn the call over to Dick, our Chief Financial Officer, who will review our financial results in more detail. Dick?

Dick Kassar - Freshpet Inc - CFO

Thank you, Richard, and good afternoon, everyone. I will review our third quarter and year-to-date financial results and will then review our full-year outlook for 2015.

For the third quarter, consolidated net sales increased 35.8% to $30.6 million. Net sales for the third quarter of 2015 included $1.8 million in net sales associated with our Freshpet Baked test product. This growth resulted from both distribution and velocity gains across all retail sales channels, including a 13.1% year-over-year increase in Freshpet Fridges.

Gross profit for the quarter was $14.0 million, compared to $10.9 million during the same period last year. Gross profit margin was 45.9% for the third quarter of 201, compared to 48.3% in the third quarter last year. The following items impacted our gross margin performance in the quarter.

As Richard mentioned, our Freshpet Baked product currently has a gross margin of approximately 30%. While we do expect this will improve to approximately 35% by the end of the year, this lowered our margin in quarter three by 103 basis points.

In addition, our Freshpet Shredded throughput out of our manufacturing facility, has been lower than our outlook originally projected it, and this resulted in 91 basis point drag to gross margin in the quarter. Finally, we also incurred a charge of $150,000 or 49 basis points from the implementation of new manufacturing processes in the quarter as we continuously look for efficiencies to improve our Freshpet roll production. In sum, these three items negatively impact our gross margin performance in the quarter by approximately 243 basis points.

SG&A expenses decreased as a percentage of net sales to 51% from 54.2% in the same quarter last year. After adjusting for fair valuations of warrant and stock-based compensation expense, SG&A expense decreased as a percentage of net sales to 46.8% from 53.2% in the same quarter last year. Looking ahead, we expect to further decrease SG&A as a percentage of net sales, as we increasingly scale our operation to better utilize our existing infrastructure while growing net sales.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Adjusted EBITDA increased $1.2 million when compared to the same period in 2014 to $2.3 million. The Freshpet Baked test product contributed a loss of $1.9 million to adjusted EBITDA during the three-month period ended September 30, 2015. As a reminder, adjusted EBITDA is a non-GAAP financial measure.

On a year-to-date basis, net sales for the first nine months of 2015 increased 38.1% to $86 million, compared to $62.3 million in the first nine months of last year. Net sales in the first nine months of 2015 included $3.3 million in net sales associated with the Company's Freshpet Baked test product.

Adjusted EBITDA improved $5.5 million to $7.1 million. Adjusted EBITDA as a percentage of net sales for the first nine months of 2015 was 8.2%. Freshpet Baked test product contributed a loss of $2.4 million to adjusted EBITDA during the first nine months ended September 30, 2015.

Turning now to the balance sheet. At September 30, 2015, the Company had cash and cash equivalents in short-term investments, fully FDIC insured certificate of deposit of $19 million. The decrease in cash is primarily due to expenditures related to the expansion of our Freshpet Kitchens, capital investment to increase distribution through the purchase of additional Freshpet Fridges, and the purchase of land of 6.5 acres in building directly adjacent to be Freshpet Kitchens. Each quarter in 2015, we have generated positive cash flow from operations.

For the full-year 2015 we are updating our previous guidance. We now expect Freshpet Fridges in the range of 14,900 to 15,000, representing an increase of approximately 11.3% to 12.1% compared to the prior year. As a result, net sales are to be in the range of $115.5 million to $117 million representing an increase of 33% to 35% compared to 2014. Our net sales guidance includes approximately $5 million from the Fresh Baked test product.

Adjusted EBITDA is expected to be in the range of $10 million to $11 million, an increase of $4.5 million to $5.5 million compared to 2015. Including the negative contribution of $3.8 million from the Freshpet Baked product. As a reminder, our adjusted EBITDA represents EBITDA plus loss on disposaled equipment, new plant startup expenses, share-based compensation, launch expense and secondary costs, and warrant expense.

As discussed last quarter, we are strategically expanding plant capacity to provide for sales up to $400 million, which represents an increase of 130% from current plant levels. We plan to invest approximately $31 million in capital expenditures to achieve this of which $10 million has been spent to date.

The projected completion date for construction in the second quarter of 2016. Construction is on track to finish on our planned date with operations beginning in June 2016.

We continue to expect to borrow approximately $8 million to $10 million from our credit facility in the first half of 2016, and we expect to repay this indebtedness by the first quarter of FY17. As many of you know, in conjunction with our initial public offering we entered into a $40 million credit facility, of which zero was outstanding as of September 30, 2015.

We see strong growth for our products across our distribution network and we will continue to maintain a strong balance sheet and liquidity to meet demand and further grow our distribution network. That concludes our financial overview.

Richard, Scott and I are now available to take your questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Jason English, Goldman Sachs.

Jason English - Goldman Sachs - Analyst

Thank you for the question. I guess I wanted to probe in a little bit more in the top line.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

First, in terms of cooler placement. How much of this lowering do think is just deferral and do you have line of sight for new coolers over the next few quarters? And is it passed back to your initial aspirations at maybe 2,000 a year? Is that at all possible or should we really be tampering our expectations quite a bit just given the guidance for next quarter and the last couple of quarter run rate?

Scott Morris - Freshpet Inc - COO

Jason, it's Scott. I think if you look historically, we have seen everyone of the years for the past several years, be between 1,500 and up to 2,500 and we've been a little bit higher than that in a couple of years. We continue to feel comfortable at 2,000 as a good guidepost where we may have years that are going to be slightly lower and some that are going to be higher. And we anticipate there will be a year that we might breakthrough that number too in the future.

If we look at the opportunity in front of us, across the many different formats, we still know there's many many thousands and thousands of fridges in front of us. And we think 2,000 is still number that we're planning towards into the future and we are thinking about into the future. So we do believe that's a very achievable number and the thing that we just need to focus on is developing really comprehensive programs across each channel of trade in order to kind of tackle those and make sure that those stores are coming in on a more consistent basis.

We had, as we've discussed in I think earlier on in the year, we've had a handful of key anchor tenants fall off this year that we anticipated having come into the mix. And that's caused us to be on the lower end of the range. And then the last couple weeks we actually had a more recent surprise of around 100 stores between Haagen's and A&P. So the -- I'd say many things did not materialize or develop as positively as we would've hoped this year.

Jason English - Goldman Sachs - Analyst

And then on velocity, your guidance implies that velocity growth per cooler slows quite a bit in the fourth quarter and actually declines sequentially quarter-on-quarter which it's been a while since we've seen that. What's contributing to the lower velocity expectation?

Scott Morris - Freshpet Inc - COO

I think we've gotten a lot of -- we've gotten a lot of guidance and thought a lot about this and we wanted to make sure that the numbers -- we wanted to adjust numbers. We wanted to make sure that the numbers we are putting out were something that we felt comfortable at achieving. We recognize that given where we are from a store count basis and a media spend and some things around innovation, we recognize that there is a little bit of a slowing down.

We had in numbers into the hi 30s and early 40s from a change versus year ago earlier in the year. That's exceptional. We think we will be returning to those types of levels at some point. However, based on kind where we are at in the timing and the fridges coming in, we wanted to make sure that we were putting out numbers that we felt comfortable with.

Jason English - Goldman Sachs - Analyst

Okay, thanks. I'll pass it on and let some other folks have a turn.

Richard Thompson - Freshpet Inc - CEO

Thanks, Jason.

Operator

Peter Benedict, Robert Baird.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Peter Benedict - Robert W. Baird & Company, Inc. - Analyst

Thanks. Hey, Rich. Just dovetailing off the last question there just on the velocity of deceleration. Scott, is it planned across all channels? Is there anything that's concentrating in any of those channels?

And when you say you expect it at some point to get back up to those higher levels, is that related to getting some new units out there or is it something you're expecting once you get the capacity back up? Are we in a capacity constraint situation here for the next couple of quarters?

Scott Morris - Freshpet Inc - COO

Well, I guess there's several different factors going on. So one of them is, clearly the store pieces, multiple million dollars which is significant to us. So that's the first one. That's something that we have to focus on and we are developing programs that we will be sharing in the not terribly distant future around.

The second one is, innovation timing around where when we're coming out with innovation and how we are fazing it in. And basically the timing that we had last year and you can kind of see what it delivered earlier on in the year, and now there's innovation that's coming. However, our innovation pace is slightly modified based on some capacity.

We have had some, on certain products, we have had some trimming on launching innovation based on some capacity challenges that we've had. And that's fine. We'll move through those and work through those and obviously, once we have the new plant -- the new phase of the plant opened up, we'll be in a terrific position.

And the last one is from a media standpoint. As you know, the media's contributed a lot to the business. We spent a fair amount on media at the beginning of the year.

Towards the end of the year, we actually the majority of the media that we spent was focused on the Baked launch. So that's a component.

And then finally, the other thing that was mentioned in the release, was we actually took very significant pricing action to offset the beef commodity increases. And that has slowed growth and it really has slowed growth. That's the story we're talking about here. Is it's slowed the growth on a couple of those items. So that's something we are thoroughly evaluating on how to deal with that in the future, how to think about that and what we need to do from a pricing standpoint.

So those pricing increases were anywhere between 8.9% all the way to up to 20% on a couple of items that were basically 100% beef. That's something, that's just another factor that's come into play. That will moderate over time too and we are now at a point where we're seeing that level off.

We've moved through these price increases many many times before and we level off and typically, we move through them and just continue to grow right through them. In the future, it will either provide us with a significant opportunity to either A, adjust pricing or B, will have a nice pickup into the future if the commodities do come down and I think that's anticipated.

Peter Benedict - Robert W. Baird & Company, Inc. - Analyst

That was going to be one of my follow-ups, is when you've done these price increase in the past, what have you seen? You do typically see a pullback. It sounds like this might've been more than even you anticipated. But you see a leveling off and then you start to grow through it.

I guess on the gross margin would be my other question. Trying to understand the duration of this kind of pocket we've hit here on gross margin. The dry headwind, I think we can pretty easily see when you start to cycle that.

How about the other two factors? Are they, are we in for another couple quarters where the gross margin is impaired similar to the way it was in the third quarter? Is the back half of 2016, when we're back to those 50% levels? How should we think about that?

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Dick Kassar - Freshpet Inc - CFO

Yes, it's Dick. Thanks, Peter.

You know right now, our Shredded product is our fifth-largest SKU and we are certainly excited about that. In the third quarter, our production rates were significantly lower than we had ever projected. We did mention this at least individually, if not on the call.

And in the fourth quarter, in October and November, we've seen about a 30% increase in productivity on the line. So that's good news.

As Scott indicated, we've held back on further distribution of this product because of capacity issues. But the interesting part is when we put up our second packaging line, we will have -- we'll be adding equipment that will increase the productivity of that product by another 30%. So there are those issues on the Shredded product although improving in the fourth quarter and slightly and continuing to improve. We'll be at a margin that is kind of in our ballpark once our packaging line is up.

On the role line, we spent about -- as we indicated, about $150,000 in the third quarter and we'll continue to spend that kind of number or so in the fourth quarter. What we're trying to do is improve efficiency of that product line and to enhance margins. Our new Executive Vice President of Manufacturing is putting his foot to the pedal to get that moving along and we expect to see a significant improvement.

So for the fourth quarter, we certainly on the refrigerated side, we should be somewhere around north of where we came in this quarter. And then, we'll see gradual improvement. But then, come in once we have the other line, the two new lines, up and running, we'll be able to see a five in front of our gross margins in the back half of 2016.

Peter Benedict - Robert W. Baird & Company, Inc. - Analyst

Okay, that's helpful. Thanks, Dick.

Operator

Robert Moskow, Credit Suisse

Robert Moskow - Credit Suisse - Analyst

Hi, good evening. In order to get your gross margins up that high though, Dick, don't you also need substantially more (technical difficulties) low-volume for that to happen as well? And I guess my concern is when I look at the velocity, it's just like slowing down on the core role business using our Nielsen data.

It seems like it's stagnating on a sequential basis. I guess I want to know from both the marketing angle and a manufacturing angle, what's the outlook for rolls, if the freezers are not -- if the Freezer growth is slowing, do you need velocity growth on the rolls in those existing units in order to hit those gross margin targets? Long question.

Dick Kassar - Freshpet Inc - CFO

I'll talk about the manufacturing side and let Scott talk about the marketing side.

On the manufacturing side, as our equipment is significantly -- our new equipment is significantly faster and we will be growing in stores. And although we see a movement from rolls to bags, in our data also, there will be growth in rolls because we'll be adding additional stores. So that 30% speed on the line will help us manage our cost per pound and see nice improvements in our cost per pound for manufacturing.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

And on as far as the -- one point before I pass it to Scott. On the factory basis, when you look at our third quarter results, we're around $152 per store per week. We had projected to finish the year at $147 per store per week but we expected to have another 500 or 600 stores. So internally, we are aware -- content with our factory velocity which was really carried from the first quarter and some in the early part of the second quarter to now. Scott on the rolls and packaging in the Roasted meals line

Scott Morris - Freshpet Inc - COO

So we're seeing we had the Roasted meals product, the bagged product, the base bagged product out there for several years now. And we're still seeing 35% to 40% plus growth. In addition we came with the new bag, the Fresh from the Kitchen or the Shredded product this year and that looks to be highly incremental. While that's going on, we're seeing around a 20% growth on rolls and that's well beyond our store growth obviously.

We've seen continued growth on rolls although we see a slight shift in mix over time, and we anticipate that there will be a continued mix over the long-term towards bags. They're just more convenient, more appealing. On a positive side, they're much higher from a price per pound standpoint and from on the majority of the products that are basically margin neutral for us.

We see this as a positive thing that's happening on our business. We think we're meeting the consumer where they're thinking and we are coming out with products that are more and more relevant to them and widening the appeal of the portfolio.

We continue to see -- we anticipate to see over time more roll growth. However, a faster growth on the bag side of the business. And there'll also be several innovations that we are coming with into the next year that will be some differentiated products and forms too that will go into the fridge. We have these bag products for launch in 2011 and we continue to see roll growth all the way through -- while we've seen bag growth, we've seen roll growth direct the year too, that's outpaced our store growth.

Robert Moskow - Credit Suisse - Analyst

Are you seeing that now though, Scott. If you look at your roll -- on a monthly basis, are you seeing it continuing to improve sequentially? The Nielsen data doesn't quite indicate that.

Scott Morris - Freshpet Inc - COO

Well I have ROI down to a roll level and I did get a snapshot at Nielsen. Not down to the roll level but we obviously see plenty of POS.

I was just looking at it literally while Dick was talking and we're seeing, if you look at total rolls, we see really nice growth. So in the most recent period, it's one of the things I just mentioned too.

One of the things that's slowed rolls down in the near-term, was we had the pretty significant price increase. That affected only our roll line and our price on rolls especially if you separate that out. We are seeing definitely some slowing and a change in our overall mix. However, the roll business has been growing for many many years and down to the most recent four week period.

Robert Moskow - Credit Suisse - Analyst

Okay, thank you.

Operator

Bill Chappell, SunTrust.

Richard Thompson - Freshpet Inc - CEO

Hey, Bill.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Operator

Joe Edelstein, Stephens Inc.

Joe Edelstein - Stephens Inc. - Analyst

Hi, good afternoon everyone. Wanted to come back to an earlier question just on the fridge count growth.

Really, how early can you get some visibility into a quarter, even the next six months? Do you have visibility into 2016 yet? I'm just trying to gauge some of the confidence that you might have around that 2,000 unit guidepost that you spoke to.

Scott Morris - Freshpet Inc - COO

Here's what I can -- obviously, for the next couple -- the next 1.5 months we have incredible visibility and then really into Q1 and even to three or four months into next year. So almost six months out, we start to get basically good direction on what we're seeing from Fridge growth, but not the whole picture. What we're not at a point obviously right now where we can share that detail, but we're hoping soon into the new year. We don't exactly know when yet, we haven't established that.

That we do want to share guidance on not only fridge count but what we've been working on over the past 90 days to 120 days, where we've actually put really comprehensive programs together across each channel of trade and to kind of basically tackle down exactly the fridge opportunities in each one and develop strategies against those. I really do look forward -- I'm not trying to push this off but I can't get into 2016 numbers at this point.

I'm really looking forward to being able to share with people the specific actions that we're taking across every class of trade. And how we are gaining incredible confidence that that's going to help us reaccelerate fridge growth and not rely on a handful of opportunities to develop.

Joe Edelstein - Stephens Inc. - Analyst

Thanks, Scott. Also, Baked food products, a $5 million run rate. I'm curious just how pleased you are with that? Whether or not you thought it would be ramping up a bit faster? And secondly, if you could also just comment about how you're feeling about the cat food test and potential for a broader role out there?

Scott Morris - Freshpet Inc - COO

On Baked, it is so close to projections, it's actually, someone actually gets a gold star in the marketing group on that one, quite honestly. The only thing that we were a little bit lower on was store count. We anticipated slightly higher store count on the Baked product, the potential I guess early on.

So we're going to roll up over a little over 5,000 stores or so, which is nice. When we're looking at it in comparison, we are seeing the core SKUs, the smaller sizes, already be into the middle of the category on a dollars per point of distribution or a handful of other measures that we are looking at or when we're looking at ranking reports.

So we're really happy that you can be in the market for a three, four, five -- a full market really. We started going in like July and really into August was when we say the fuller broader market. And we look across accounts, we're seeing our SKU, our small bag SKUs, already into the middle of the pack, which I think is an incredible sign.

We do want to see more and more people transition and we're working on that. But we've also, I think over the past 60 days to 90 days, we've really figured out exactly what makes this business tick and how to develop it further. And we're refining some of the SKUs, we're refining some of the support behind it. And if depending on how we decide to develop it and where we're going with it, I think we have come up with a handful of different components that will allow this business to develop well over time.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

But again, I think we're -- the verdict is still out. We're very excited about the progress we've been able to make. But I think we have a really important Board meeting in the beginning of December to discuss the different opportunities and where we want to weight in as an organization and focus. So very happy with Baked, coming along, developing and brand-new things that are different at a very unique, very high-price point in the grocery mass channel of trade sometimes take a little while to develop. But happy with our progress so far.

On the cat piece, we are at 120 stores in the cat test. We have literally hot off the presses, we have another three SKUs that we're just starting to put into the market in the next couple of weeks and into early January, which we think are a key component of filling out that cat portfolio, those cat fridges.

So it's really early to tell. We know there's something there but this is one of these things where it's going to be test and refine test and refine.

We are hoping by the end of -- and this is I think on track with what we've always shared, by the end of Q1 next year, evaluate how the cat test is going and then have a broader rollout in Q3, Q4 of next year. And again, I think we're budgeting -- we'll get into that later on. But we're budgeting a very, I would say, very modest number of stores and that bucket goes into our innovation contribution to build our revenues for next year.

Joe Edelstein - Stephens Inc. - Analyst

I appreciate all the color. Thanks and good luck.

Operator

Phil Terpolilli, Wedbush Securities.

Phil Terpolilli - Wedbush Securities - Analyst

Thanks for taking the question. A lot of my questions have been answered but just two quick ones.

On Costco, I think you mentioned last call that you had just started testing product over the last several weeks. Could you give us an update there on how that's going?

Scott Morris - Freshpet Inc - COO

Yes. With Costco, again, still we're in the 10 store test. And the things I can share with you are things that are available. Otherwise, I can't get it down to specific Costco level data.

We think -- we feel as though we're making really good progress. I think we're getting positive feedback. And I think what I've guided people around is that Costco, I think club in general, will be a component of some of our growth next year but not a significant component.

We think this is something that takes a little while to develop and they have a lot of different divisions. Out of everything we're seeing so far, we are happy with the numbers and we're getting good feedback around -- however, we're in 10 stores and as soon as we are making, I would say, have any type of expansion there, you guys will be the first ones to know as soon as we possibly can share that information.

Phil Terpolilli - Wedbush Securities - Analyst

Okay, that's helpful. And I just wanted to make sure I understood something from earlier on the Shredded product.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

I think you talked about it being highly incremental but margin neutral for the mix. Just wanted to make sure I had that right. I am trying to think about right now we're seeing drags from Baked, drags from the facility ramp, but no impact from mix moving into Shredded. Is that the right way to think about it?

Scott Morris - Freshpet Inc - COO

No, I apologize. Actually on the Shredded, that has been one of our most significant challenges. So here on the great side of it, we have surpassed what we anticipated from a same-store sales basis on Shredded and incrementality. So we've been thrilled with that from a consumer standpoint.

From a manufacturing or production standpoint, it's been something that has ramped slowly. While we have had some capacity issues with, we have actually decided to delay several pieces of plans or pieces of a plan to continue to roll that out. And part of it is not only production but part of it is because the production is slower on that, that it's causing us to have margin issues.

What I was referring to and I apologize, we have all these fun names for these segments, but the base bag business, meaning our Roasted Meals that have been existing since 2011, those are generally margin neutral. It's the Fresh from the Kitchen or the Shredded product that is not even -- where it is margin accretive and I think Dick shared that, some of those specifics in his comments early in the release. He actually shared it was 90 basis points impacting --.

Phil Terpolilli - Wedbush Securities - Analyst

Right, okay. I just wanted to make sure I understood that correct.

That's very helpful. I appreciate it. Thank you

Scott Morris - Freshpet Inc - COO

Yes, sure.

Operator

Jon Andersen, William Blair.

Jon Andersen - William Blair & Company - Analyst

Hi, everybody. Thanks for the questions. I wanted to come back to the door count or the fridge count for a minute.

So sequentially, the number of fridges you've been adding sequentially through the year has decelerated to I think the Q4 guidance would imply 230 to 330 incremental fridges. And I know earlier you talked about 2,000 is the right way to think about it over the long-term.

Is there any more color you can give us to give us some confidence that there's visibility into returning to that kind of a level in 2016? Or maybe the reverse because this is an opportunity to maybe reset that expectation in the near-term? Thanks.

Scott Morris - Freshpet Inc - COO

Yes. Again maybe covered some of this a little bit in more detail in the past in some different conversations. But we really had two significant surprises this year and now more recently, a third which is minor but it's still 100 stores doesn't help. But we had basically what we call anchor tenants. We had two people that had made commit -- one of them we had actually bought refrigerators for and based on some internal challenges at that retailer, they had actually decided to originally delay and then finally, basically postpone until the future, that the expansion of those fridges.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

So unfortunately, sometimes all the cards don't necessarily fall your way. In the past, we've been lucky. We've had other people waiting in the wings and it's filled the bucket a different way.

But I think the piece that we're doing and again, I think we'll get into it in sharing it -- and I don't want to, I'm not trying to just delay. I just feel like we, I feel that 2,000 is right number. It's a number that we've generally talked about and then there's some years that are going to fall short. But I think there's definitely years that are going to exceed and that's what we've seen historically and we feel good about going forward.

I really, we are going to get into a whole lot of detail and this is not something that we'd prepared last wee for this call, this is something we've been working on for about 90 days. A really comprehensive plans by channel in order to tackle the fridge count piece and close the gaps. I feel as though we want to share that early into the new year and get into a lot of detail with you guys around it.

Because they're not things that we are just hey, there some fridges over here. There's some fridges over here. There's actually specific strategies and actions that we've put in place across each to help those fridges materialize into the future.

Richard Thompson - Freshpet Inc - CEO

John, this is Rich. And I want to just assure you that that's a top priority for the Company, to put those strategies together. And we have been working as Scott said, for some time to improve the way that we go about doing that. So we are closer to the numbers we're looking at. It is a top priority for the Company.

Jon Andersen - William Blair & Company - Analyst

Okay. I guess one of the other concerns I have is looking at expectations for 2016. I know you're not prepared necessarily to explicitly comment on that. But given the guidance today for $10 million to $11 million of EBITDA, the street's sitting out there at I think $28 million for 2016, which would require both strong top line growth but significant margin expansion.

And in the context of what you've talked about here with some of the near-term margin challenges, is there anything we should be thinking about or collectively in terms of the outlook for 2016? Because that has been a challenge and I think a challenge for the stock and I'd like to see that behind us sooner rather than later.

Richard Thompson - Freshpet Inc - CEO

Sure. With store growth and with continued velocity growth, we will be pushing more pounds through our manufacturing facility. And in addition to that, we will be producing at about a 30% faster rate than we currently produce. So with those opportunities and simultaneously from a logistics perspective, we will be putting -- and this would be in the SG&A piece, we'll be putting more poundage on our trucks.

We expect our margins to go to where I indicated previously and simultaneously for that to get the shortage that we have in margin in the first six or seven months during the fiscal year, that shortage should be made up on the logistics side. And in addition to that, we have not had anything in any of our projections on Baked. So to the extent that Baked develops as we hope it will, there would be also not necessarily margin accretion, but there would be operating profit accretion.

Jon Andersen - William Blair & Company - Analyst

Okay. Last one for me.

Just on marketing, the incremental spending that you did in the third quarter and planned for the fourth, how is that being directed? Is it largely towards Baked? Is it towards branding or building awareness for the Fresh Baked brand in aggregate?

And are you happy with the returns, initial returns, you're seeing on that spend? Thanks, guys.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Scott Morris - Freshpet Inc - COO

So the significant amount of the spending that we're doing in Q3 and Q4, especially around television was -- did have a Baked focus on it and we had departed from some Fresh specific advertising that we're doing. We also did a fair amount of sampling demos and a handful of other key tactics across.

The thing that we're recognizing is, there are certain pieces of that mix that I won't share because I'm sure my good friends at other companies are listening. But there are certain things within the mix on the Baked support, and that's what I was mentioning earlier, that have really had great returns. There are other parts that I think that we anticipated better returns and we did not see them.

But I think we've gotten that piece really figured out and we have really learned at what seems to work well for that piece of business. And that's how we'll be -- I think we'll be much smarter about it and much more productive with that spend next year from a Baked standpoint. And then we'll also return to a real focus in television around our Fresh refrigerated product.

And those are the types of -- when we had -- we sent a lot of our TV early on in the year. It's the place where we get the best return for it because we spend it early on the year, it actually helps you carry through the year. And that's with that, and some of the innovation we have brought, that's where we were seeing these incredible growth rates. And that's what we'll return to from a model standpoint in early next year and then we're going to separate out some of the Baked spending and do some of the tactics that we found that worked best for that.

Jon Andersen - William Blair & Company - Analyst

Thanks for the color, guys. Appreciate it.

Operator

Mark Astrachan, Stifel.

Mark Astrachan - Stifel Nicolaus - Analyst

Thanks. Good afternoon, everybody. I guess I'm curious, could you give us a bit of an update on what's going on at the non-tracked retailers?

Scanner data showed slowing but it looks like the growth in the other channels, Petco, PetSmart, et cetera, seems worse. And then the implication for Q4 guidance, if you extrapolate current scanner trends, would also indicate that that business materially worsens. So if you could give some update there, that would be helpful.

Scott Morris - Freshpet Inc - COO

We have seen and I think everyone has expressed this in the pecking area, there has been a little bit of a softening in some of the pet retailers this year in the pet specialty space. I think part of it is the -- there are other retailers that are sharpening their pens a little bit and they've gotten smarter and better at what they're doing. And I think there are a lot of new players in that mix that are in this smaller to mid tier that are getting better at what their -- getting better at operating these smaller pet stores.

But I think we have seen a little bit of a slowing at a national level for them and I think that some of our trends have followed that. But the pricing action that we put in place, there are a handful of SKUs that were significantly impacted there. And that's something again, that we're taking a hard look at, reviewing and figuring out and reviewing the entire model and the products and the mix of products that we're going to be really focusing on in the pet specialty class of trade.

I think when we see what you're looking at in total is again, we go back to the numbers that we had put out for this next period. Those numbers, we're anticipating trying to put in place numbers that we feel really comfortable with and there's no specific class of trade implications there. It's really across the board where we're trying to look at numbers that we feel really confident about.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Mark Astrachan - Stifel Nicolaus - Analyst

Okay. And then going back to advertising just to follow up the last question, historically, you've talked about the correlation of ad spend with sales growth. How do you feel about that today?

Scott Morris - Freshpet Inc - COO

We feel -- this is not something that was new for us. We had been doing this really since -- we had done some local testing in 2010. And really from 2011 all the way through today, we've seen a really really tight correlation around TV and a growth of the business.

We really changed our advertising strategy with the introduction of Baked, as I had mentioned, in this Q3 period. And I think we found really what does work and that's where I was talking about in Q1, we'll return to a fresh focused communication. With some basically a fresh focused communication on TV and then use some other tactics around the Baked advertising. We continue to feel really good about it, kind of know what works.

And obviously, TV is a changing world but change happens slowly. And it's not just from a TV standpoint. Even from what we're doing from a digital standpoint, we're really expanding what we are doing digitally. I think you'll see some exciting stuff from us in the next four to six weeks from a digital standpoint also. And Richard was recently featured as a star on the profit too, which is always great news.

Mark Astrachan – Stifel Nicolaus - Analyst

Got it. Okay, thank you.

Operator

Robert Moskow, Credit Suisse.

Robert Moskow – Credit Suisse - Analyst

Hey Richard, the stock is down a lot. It probably is going to go down a little bit more. You've obviously -- you have great confidence in the long-term value of the business. Would you consider increasing your stake in the business in buying back shares for yourself?

Richard Thompson – Freshpet Inc - CEO

Absolutely. I think now not only myself but both Dick, Scott and I, when the appropriate window opens next week for us, you will see us being buying shares. Absolutely.

Robert Moskow – Credit Suisse - Analyst

That's good to know. Thank you.

Richard Thompson – Freshpet Inc - CEO

You're welcome.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Operator

Scott Van Winkle, Canaccord.

Scott Van Winkle – Canaccord Genuity - Analyst

Hi, good evening, guys. Just a follow-up here. Most of my questions have been answered.

Scott, when you were talking about -- you sound like you got kind of excited about the new programs you have for door growth next year. Have you changed the sales process? Is there something different that you're going into 2016, are articulating to the consumer or to the retailer from the standpoint of adding fridges, than you did maybe 12 months ago?

Scott Morris - Freshpet Inc - COO

Yes. There really are Scott. When I do get into the detail, I really want to do it face-to-face and explain in detail.

Honestly, it's not a lot of us waving our arms. It's really some fundamental platforms that we've really changed in the way we're approaching some of the conversations, working with our partners, the data. And even strategically from a product standpoint, some of the things that we're doing that we've actually done some testing around and is really opening up additional opportunities for us.

I hate to sound so incredibly vague, quite honestly, but (multiple speakers). We'll take it through them. We really are making pretty significant changes in how we are approaching it. I think it could have incredible dividends for us and we are excited about what we are already seeing.

Richard Thompson – Freshpet Inc - CEO

Scott, I always have a saying. I always reserve the right to be smarter tomorrow.

Scott Van Winkle – Canaccord Genuity - Analyst

Couple other follow-ups. Just quickly there, the cat test, the 120 store, what class of trade is that or is that split up against different types of retailers?

Scott Morris – Freshpet Inc - COO

There's pets been out there for a little while that's actually expanded. There's some grocery and then there's some mass coming too. So, we're basically across all three channels of trade.

And again, that's something that we're in the early stages on. We're developing it. It's going to play a key component for us in our three-year growth over time and it will start contributing next year. But really, on over the next three years, it'll become a major contributor to our growth.

Scott Van Winkle – Canaccord Genuity - Analyst

And last one is on Baked, you talked about some of the primary SKUs already being in the middle of the category. That's certainly a level of success.

Where is the bogey to where, from the standpoint of margin, right-size spend, whether it's number of doors from the 5,000 that you targeted, to dollar sales? What's the bogey for Baked to where we are not breaking it out in the P&L?

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

Dick Kassar - Freshpet Inc - CFO

Well, the reason we were breaking it out in the P&L from earlier on because it was never discussed during the IPO and it was something that was in the background. We were looking at it but we weren't sure whether or not we were going to commit to it or launch it. And after discussion with Richard and the Board, they said all right let's go ahead.

When what we wanted to do is reduce confusion by segregating it in our reporting on the press release. And last quarter, we actually segregated it and now, we showed last quarter versus this quarter's guidance.

Going forward, we'll certainly have it broken out in the queue on a sales basis. I'm not so sure that will go on a net income basis or an operating income basis. But you'll be able to see it so you can determine what our growth is on refrigerated and what our growth is on Baked.

Scott Van Winkle – Canaccord Genuity - Analyst

Sorry, I asked the question really poorly. I meant more to where you kind of have to break it out to the standpoint where it's not losing to exit sales or something of that nature.

I'm wondering when the threshold of did it mean breakeven or whatever metric we want to decide as this is not a big drag, it's not an overspend, et cetera. Is there some dollar amount, door amount? What's the point in the maturation scale where it's a profitable business or it's just another piece of the innovation?

Dick Kassar – Freshpet Inc - CFO

Yes, the middle of next year, we will know how many more doors we are in. We'll see more data associated with not only our small bag but our large bag to see consumer commitment.

As we go from we indicated we would be at 35% by the year-end and moving from there as we get more comfortable with larger production runs, then we would be then committed to the product and it would be -- we would, it would certainly be part of our, a contributor to earnings. A lot of CPG companies launch of products spend a fortune behind it. What we're doing and what we said, we would spend on our margin in about $3.5 million in 2015, see where it goes and see if it becomes a nice piece of our earnings base going forward.

Scott Van Winkle – Canaccord Genuity - Analyst

Great, thank you.

Richard Thompson – Freshpet Inc - CEO

Thank you, Scott. Anybody else?

Operator

No other questions in queue. I'd like to turn it back to Management for any closing comments.

Richard Thompson – Freshpet Inc - CEO

A couple of things. First of all, I just want to keep in mind that I'm very proud of where we are and what we've accomplished, is that this Company is not only innovative and disrupting our $25 billion category, but we got a great Management Team, experienced Management Team, that's done this before. We are in a great category, pet.

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NOVEMBER 11, 2015 / 10:00PM, FRPT - Q3 2015 Freshpet Inc Earnings Call

We have great assets, our manufacturing is state-of-the-art. We are doubling up on where we are. We're debt-free. We have no debt on the business at this time. And I think that we're in a really good place going 30% plus a year.

So when you add all those things up, yes, there are things we need to do better. I will raise my hand and say that and I reserve the right to be smarter tomorrow and tomorrow we're going to do better. I'm a big fan of where we are and my Management Team. So I'm excited about moving forward through this last quarter and especially into 2016 with all the elements that we put into place.

And then lastly, I'd like to say a big salute to all the veterans. I don't know if there's any veterans on this call but if so, big salute. And if not, then out to the broader course of America. So God bless America and that's all we have tonight. Thank you.

Operator

Ladies and gentlemen, we thank you for your participation in today's conference. This concludes your program. You may now disconnect. Everyone have a great day.

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